                               [OSI LETTERHEAD]

September 15, 1998

Mr. Sam B. Humphries
7913 Wyoming Court
Bloomington, MN 55438

Dear Sam:

This letter will confirm the agreement between Optical Sensors Incorporated ("OSI") and you regarding the Non-Recourse Promissory Note, dated September 1, 1995, in the original principal amount of $245,000 executed by you in favor of OSI (the "Note"). OSI hereby forgives $36,750 principal amount of the Note. Accordingly, the new principal balance due under the Note is $208,250. On or before September 30, 1998, you will pay in full the new principal amount of the Note of $208,250, plus accrued interest. As of August 31, 1998, accrued interest under the Note was $9,639.81, and interest will accrue thereafter at the rate of $39.76 per day. Upon receipt of such payment, OSI will deliver to you the original Note.

As you know, the forgiveness of $36,750 of indebtedness under the Note will constitute income to you and will be reported by OSI on your 1998 Form W-2. On or before September 30, 1998, the Company will make a cash payment to you equal to an amount such that after payment by you of all taxes owed by you with respect to such debt forgiveness, including any tax imposed on such gross-up payment, you would retain an amount equal to the tax imposed upon such debt forgiveness. For purposes of the foregoing determination, your tax rate will be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis) currently in effect. We have calculated the amount of the gross-up payment to be $33,250.

As you are also aware, an aggregate of 40,833 shares of Common Stock purchased by you pursuant to the Non-Statutory Stock Option Agreement, dated August 2, 1995 between OSI and you, will be automatically forfeited and returned to the Company due to the fact that you resigned your position as an employee of the Company prior to August 2, 1999. On or before September 30, 1998, you will surrender to OSI one or more stock certificates representing an aggregate of 40,833 shares of Common Stock.

This letter will also confirm that you have resigned as President and Chief Executive Officer of OSI effective September 11, 1998.

Mr. Sam B. Humphries
September 14, 1998
Page 2


On behalf of OSI, I look forward to continuing to work with you as a member of the Board of Directors.

Very truly yours,

/s/ Paulita M. LaPlante

Paulita M. LaPlante
President

ACKNOWLEDGED AND AGREED TO
AS OF SEPTEMBER 22, 1998

/s/ Sam B. Humphries
-------------------------------
Sam B. Humphries